Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-08235, 333-10225, 333-10227, 333-10229, 333-10245, 333-46695, 333-45965, 333-48649, 333-59161, 333-46796, 333-54712, 333-61210, 333-113820, 333-121277, and 333-129485 of Allegheny Technologies Incorporated of our reports dated February 23, 2006, with respect to the consolidated financial statements of Allegheny Technologies Incorporated, Allegheny Technologies Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Allegheny Technologies Incorporated, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 23, 2006